FOR IMMEDIATE RELEASE

CONTACTS:

Investor Relations

       (203) 669-3191

                  ir@jetblue.com

 Corporate Communications

(718) 709-3089

       CorporateCommunications@jetblue.com

JETBLUE ANNOUNCES FOURTH QUARTER AND

FULL YEAR 2006 RESULTS

Low-Fare Airline Achieves 10.2% Operating Margin for Fourth Quarter 2006

New York, NY (January 30, 2007) -- JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the fourth quarter and full year 2006:

•

Operating revenues for the quarter totaled $633 million, representing growth of 42.1% over operating revenues of $446 million in the fourth quarter of 2005.  For the full year, operating revenues totaled $2.36 billion, representing growth of 38.9% over operating revenues of $1.70 billion for the full year 2005.

•

Operating income for the quarter was $64 million, resulting in a 10.2% operating margin, compared to an operating loss of $31 million and a negative 7.1% operating margin in the fourth quarter of 2005.  For the full year 2006, operating income was $127 million, resulting in an operating margin of 5.4%.  This compares with operating income of $48 million and a 2.8% operating margin for the full year 2005.

•

Pre-tax income for the quarter was $30 million, compared with a pre-tax loss of $55 million in the year-ago period.  For the full year, pre-tax income was $9 million, compared with a pre-tax loss of $24 million for the full year 2005.

•

Net income for the quarter was $17 million, representing earnings of $0.10 per diluted share, compared with fourth quarter 2005 net loss of $42 million, or a loss of $0.25 per diluted share.  For the full year 2006, net loss totaled $1 million, or $0.00 per diluted share, compared with a net loss of $20 million, or a loss of $0.13 per diluted share, for the full year 2005.

“I'm tremendously proud of the efforts our crewmembers have made in advancing our plan to institutionalize low-cost carrier spending habits and improve revenue overall —we’ve made great progress since the beginning of 2006,” said David Neeleman, JetBlue's Chairman and CEO.  “We are optimistic about what lies ahead as we seek to further improve our financial and operating performance.”

During the fourth quarter of 2006, JetBlue achieved a completion factor of 99.6% of scheduled flights versus 98.9% in the fourth quarter of 2005.  On-time performance, defined by the US Department of Transportation as arrivals within 14 minutes of schedule, was 68.4% in the fourth quarter of 2006 compared to 70.9% for the same period in 2005.  For the full year 2006, JetBlue achieved a completion factor of 99.5%, compared to 99.2% in the full year 2005.  On-time performance for the full year 2006 was 72.8%, compared to 71.4% for the full year 2005.  The company attained a load factor in the fourth quarter of 2006 of 79.7%, a decrease of 1.4 points on a capacity increase of 14.5% over the fourth quarter of 2005.  Load factor for the full year 2006 was 81.6%, a decrease of 3.6 points on a capacity increase of 20.6%.

Dave Barger, JetBlue’s President and COO, commented, “The JetBlue team, now 11,000 strong, rose to the occasion and met the difficult operational and financial challenges of 2006, and were instrumental in our improved results.  In 2007 JetBlue plans to grow capacity eleven to fourteen percent while continuing to enhance the JetBlue Experience.”

For the fourth quarter, yield per passenger mile was 10.21 cents, up 25.0% compared to 2005.  Operating revenue per available seat mile (RASM) increased 24.1% year-over-year to 8.71 cents.  Revenue passenger miles increased 12.4% from the fourth quarter of 2005 to 5.8 billion.  Available seat miles (ASMs) grew 14.5% to 7.3 billion.  Operating expenses for the fourth quarter were $569 million, up 19.1% from the fourth quarter of 2005.  Operating expense per ASM (CASM) for the fourth quarter 2006 increased 4.1% year-over-year to 7.82 cents, while average stage length decreased 17.9%.  Excluding fuel, CASM increased 2.3% to 5.24 cents.  During the quarter, realized fuel price was $1.92 per gallon, a 2.8% increase over fourth quarter 2005 realized fuel price of $1.87.  JetBlue ended the fourth quarter and full year with $699 million in cash and investment securities.

Looking ahead, for the first quarter of 2007, JetBlue expects to report an operating margin between two and four percent based on an assumed aircraft fuel cost per gallon of $1.91, net of hedges.  Pre-tax margin for the quarter is expected to be between negative four and negative two percent.  CASM is expected to increase between six and eight percent over the year-ago period.  Excluding fuel, CASM in the first quarter is expected to increase between four and six percent year over year.  Capacity is expected to increase between 14 and 16 percent in the first quarter and stage length is expected to decrease roughly 14 percent over the same period last year.

For the full year 2007, JetBlue expects to report an operating margin between 10 and 12 percent based on an assumed aircraft fuel cost per gallon of $1.93, net of hedges. Pre-tax margin for the full year is expected to be between five and seven percent.  CASM for the full year is expected to increase between five and seven percent over full year 2006.  Excluding fuel, CASM in 2007 is expected to increase between seven and nine percent year over year.  Capacity for the full year 2007 is expected to increase between 11 and 14 percent over 2006 and stage length is expected to decrease roughly seven percent over full year 2006.  The CASM and ex-fuel CASM guidance in both the first quarter and full year includes the impact of the reduction in seats on JetBlue’s A320 aircraft from 156 to 150 seats per aircraft.

JetBlue will conduct a conference call to discuss its quarterly earnings today, January 30, at 10:00 a.m. Eastern Time.  A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.

About JetBlue

JetBlue Airways is focused on creating a new airline category -- an airline that offers value, service and style. Based out of New York City, and entering its seventh year, the low-cost carrier currently serves 50 destinations with up to 500 flights daily. Onboard JetBlue, customers enjoy roomy leather seats with industry-leading legroom on the A320 aircraft (a), and no middle seats on the E190 aircraft. Customers also enjoy 36 channels of free DIRECTV(r) programming (b), the most live TV available on any airline. On flights longer than two hours, a selection of first-run movies and bonus features from FOX InFlight(tm) is also available. JetBlue offers customers generous brand name snacks and beverages, including freshly brewed Dunkin' Donuts(r) coffee, and delicious wines selected by the airline's Low Fare Sommelier, Josh Wesson from Best Cellars(r). On overnight flights from the West, the airline now offers Shut-Eye Service(tm), with a comfort kit designed exclusively for JetBlue by Bliss Spa and other special amenities including a "good morning" hot towel service. With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JETBLUE (1-800-538-2583) or visit www.jetblue.com.

The JetBlue logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=795

(a) The modification of JetBlue's A320 fleet which will bring customers 36 inches of leg room in rows one through eleven will be complete by March 2007.

(b) DIRECTV(r) service is not available on flights outside the continental United States; however, where applicable FOX InFlight(tm) is offered complimentary on these routes. FOX InFlight(tm) is a trademark of Twentieth Century Fox Film Corporation. JetBlue's in-flight entertainment is powered by LiveTV, a wholly owned subsidiary of JetBlue.

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This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including without limitation, our extremely competitive industry; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the integration of the EMBRAER 190 aircraft into our operations; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market; increases in maintenance costs, fuel prices, insurance costs and interest rates; our dependence on the New York market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2005 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended December 31,		Percent		Twelve Months Ended December 31,		Percent
	2006	2005	Change		2006	2005	Change

OPERATING REVENUES
Passenger	$592	$420	40.6		$2,223	$1,620	37.2
Other	41	26	66.8		140	81	74.2
Total operating revenues	633	446	42.1		2,363	1,701	38.9

OPERATING EXPENSES
Salaries, wages and benefits	147	116	27.1		553	428	29.3
Aircraft fuel	188	152	23.3		752	488	54.1
Landing fees and other rents	41	32	27.4		158	112	40.5
Depreciation and amortization	41	34	19.2		151	115	31.8
Aircraft rent	29	20	44.8		103	74	39.0
Sales and marketing	27	20	34.2		104	81	27.1
Maintenance materials and repairs	20	17	19.9		87	64	35.9
Other operating expenses	76	86	(11.6)		328	291	12.7
Total operating expenses	569	477	19.1		2,236	1,653	35.2

OPERATING INCOME	64	(31)	305.3		127	48	167.5

Operating margin	10.2%	(7.1)%	17.3	pts.	5.4%	2.8%	2.6	pts.

OTHER INCOME (EXPENSE)
Interest expense	(49)	(33)	50.7		(173)	(107)	62.0
Capitalized interest	8	5	63.7		27	16	66.6
Interest income and other	7	4	58.5		28	19	43.9
Total other income (expense)	(34)	(24)	46.9		(118)	(72)	65.9

INCOME (LOSS) BEFORE INCOME TAXES	30	(55)			9	(24)

Pre-tax margin	4.7%	(12.4)%	17.1	pts.	0.4%	(1.4)%	1.8	pts.

Income tax expense (benefit)	13	(13)			10	(4)
NET INCOME (LOSS)	$17	$(42)			$(1)	$(20)

EARNINGS (LOSS) PER COMMON SHARE:

Basic	$0.10	$(0.25)			$—	$(0.13)
Diluted	$0.10	$(0.25)			$—	$(0.13)

Weighted average shares outstanding (thousands):
Basic	176,822	167,532			175,113	159,889
Diluted	197,204	167,532			175,113	159,889

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS

	Three Months Ended December 31,		Percent		Twelve Months Ended December 31,		Percent
	2006	2005	Change		2006	2005	Change

Revenue passengers (thousands)	4,932	3,850	28.1		18,565	14,729	26.0
Revenue passenger miles (millions)	5,798	5,157	12.4		23,320	20,200	15.4
Available seat miles (ASMs) (millions)	7,278	6,356	14.5		28,594	23,703	20.6
Load factor	79.7%	81.1%	(1.4	) pts.	81.6%	85.2%	(3.6	) pts.
Breakeven load factor (1)	76.0%	91.0%	(15.0	) pts.	81.4%	86.1%	(4.7	) pts.
Aircraft utilization (hours per day)	12.5	13.1	(5.0)		12.7	13.4	(5.1)

Average fare	$120.01	$109.33	9.8		$119.73	$110.03	8.8
Yield per passenger mile (cents)	10.21	8.16	25.0		9.53	8.02	18.8
Passenger revenue per ASM (cents)	8.13	6.62	22.8		7.77	6.84	13.7
Operating revenue per ASM (cents)	8.71	7.02	24.1		8.26	7.18	15.2
Operating expense per ASM (cents)	7.82	7.51	4.1		7.82	6.98	12.1
Operating expense per ASM, excluding fuel (cents)	5.24	5.12	2.3		5.19	4.92	5.5
Airline operating expense per ASM (cents) (1)	7.75	7.43	4.4		7.76	6.91	12.3

Departures	44,736	30,886	44.8		159,152	112,009	42.1
Average stage length (miles)	1,087	1,324	(17.9)		1,186	1,358	(12.7)
Average number of operating aircraft during period	115.8	85.5	35.4		106.5	77.5	37.4
Average fuel cost per gallon	$1.92	$1.87	2.8		$1.99	$1.61	23.9
Fuel gallons consumed (millions)	98	81	20.0		377	303	24.4
Percent of sales through jetBlue.com during period	76.2%	78.6%	(2.4	) pts.	79.1%	77.5%	1.6	pts.
Full-time equivalent employees at period end (1)					9,265	8,326	11.3

(1) Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations.

SELECTED CONSOLIDATED BALANCE SHEET DATA
(in millions)

	December 31, 2006	December 31, 2005
Cash, cash equivalents and investment securities	$699	$484
Total assets	4,843	3,892
Total debt	2,840	2,326
Stockholders' equity	952	911

JETBLUE AIRWAYS CORPORATION

NON-GAAP FINANCIAL MEASURES (2)
(in millions, except per share amounts or as otherwise noted)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005

Net income(loss) excluding unusual items
Net income (loss) as reported	$17	$(42)	$(1)	$(20)
Unusual items, net of tax
Gain on sale of five Airbus A320 aircraft	(1)	—	(6)	—
Write-off of software development costs	—	3	—	3
Net income (loss) excluding unusual items	$16	$(39)	$(7)	$(17)

Diluted earnings per share, excluding unusual items
Net income (loss) as reported	$0.10	$(0.25)	$—	$(0.13)
Unusual items, net of tax
Gain on sale of five Airbus A320 aircraft	(0.01)	—	(0.04)	—
Write-off of software development costs	—	0.02	—	0.03
Net income (loss) excluding unusual items	$0.09	$(0.23)	$(0.04)	$(0.10)

Operating expenses excluding unusual items
Operating expenses as reported	$569	$477	$2,236	$1,653
Unusual Items
Gain on sale of five Airbus A320 aircraft	4	—	12	—
Write-off of software development costs	—	(6)	—	(6)
Impact to profit sharing	(2)	—	(2)	—
Total unusual items	2	(6)	10	(6)
Operating expenses excluding unusual items	$571	$471	$2,246	$1,647
Operating margin, excluding unusual items	9.9%	(5.7)%	5.0%	3.2%

CASM (in cents)
Operating expenses as reported	7.82	7.51	7.82	6.98
Unusual items	0.03	(0.09)	0.03	(0.03)
Operating expenses, excluding unusual items	7.85	7.42	7.85	6.95

(2)
In management's view, it is useful for investors to consider separately the impact of certain unusual items on the fourth quarter and full year operating results, specifically the impact of aircraft sales in 2006 and the write-off of software development costs in 2005, in order to facilitate investors' understanding of some of the key reasons for period-to-period fluctuations in our operating results and to distinguish between those reasons that relate to our ongoing operations and those that are unusual in nature. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP.

SOURCE: JetBlue Airways Corporation